      As filed with the Securities and Exchange Commission on May 12, 1998
                                                           Registration No: 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                           EDUCATIONAL MEDICAL, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                   65-0038445
  (State or other jurisdiction of             (IRS Employer Identification No.)
   incorporation or organization)


                       1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                               ------------------
                               MR. GARY D. KERBER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                          Copies of Communications to:
                              MORRIS C. BROWN, ESQ.
             GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.
                  777 SOUTH FLAGLER DRIVE, SUITE 300-EAST TOWER
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 650-7928

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement become effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered on in connection with dividend or reinvestment plans, check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

=========================================================================================================
                                     CALCULATION OF REGISTRATION FEE
=========================================================================================================

 TITLE OF EACH CLASS OF          AMOUNT TO       PROPOSED        PROPOSED MAXIMUM            AMOUNT OF
 SECURITIES TO BE REGISTERED        BE       MAXIMUM OFFERING    AGGREGATE OFFERING      REGISTRATION FEE
                                 REGISTERED      PRICE(1)            PRICE (1)
---------------------------------------------------------------------------------------------------------
 $.01 Common Stock, par value     202,532         $11.04           $2,235,953.28              $659.61
---------------------------------------------------------------------------------------------------------

(1) Offering price is calculated based pursuant to Rule 457(c), based on the average of the high ($11.1875) and low ($10.875) prices for the registrant's Common Stock on May 11, 1998, as reported by Nasdaq.
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY    , 1998
                                                    ---
                             PRELIMINARY PROSPECTUS

                                 202,532 SHARES
                                     [LOGO]
                            EDUCATIONAL MEDICAL, INC.
                                  COMMON STOCK

         This Prospectus relates to the possible future resale (the "Offering"), from time to time, by the holders thereof, of up to 202,532 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock") of Educational Medical, Inc. (the "Company"). See "Selling Stockholders." The Company granted registration rights to the Selling Stockholders with regard to the resale of the Shares. Pursuant to the terms of these registration rights, the Company is obligated to pay all fees and expenses incurred by it incident to this Offering. It is estimated that such fees and expenses will be approximately $26,000. The Company will not receive any proceeds from the sale of the Shares.

         The Common Stock of the Company is traded over-the-counter and quoted on Nasdaq National Market ("Nasdaq") under the symbol "EDMD." The last reported sale price of the Common Stock on Nasdaq on May 11, 1998 was $10.875 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Stockholders may offer the shares offered hereby from time to time to purchasers directly or through agents, brokers or dealers, The Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any amount received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. See "Plan of Distribution."

                  THE DATE OF THIS PROSPECTUS IS MAY    , 1998.
                                                     ---

                           REPORTS TO SECURITY HOLDERS

         The Company furnishes its stockholders annual reports containing audited consolidated financial statements. In addition, the Company is required to file periodic reports on Forms 8-K, 10-Q and 10-K with the Commission and to make such reports available to its stockholders.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement may be obtained upon payment of the prescribed fees or examined without charge at the public referenced facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov.

         The Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, NW, Washington, D.C. 20006-1506.

                                 REFERENCE DATA

         Industry, market and market share information contained herein is based on information appearing in publicly available reports. The Company has not independently verified such information.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this prospectus by reference:

         (1) Annual Report on Form 10-K for the fiscal year ended March 31, 1997 filed with the Commission on June 30, 1997;
         (2) Annual Report on Form 10-K/A for the fiscal year ended March 31, 1997 filed with the Commission on February 3, 1998.
         (3)      Quarterly Report on Form 10-Q for the quarter ended June 30,
                  1997, filed with the Commission on August 14, 1997;
         (4)      Quarterly Report on Form 10-Q for the quarter ended September
                  30, 1997, filed with the Commission on November 6, 1997;
         (5) Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997, filed with the Commission on November 10, 1997.
         (6) Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on February 17, 1998;
         (7) Proxy Statement on Schedule 14A filed with the Commission on July 30, 1997;
         (8) Current Report on Form 8-K regarding the Company's Annual Meeting of Shareholders and Election of Directors, filed with the Commission on September 26, 1997;

         (9) Current Report on Form 8-K regarding the Company's acquisition of two postsecondary schools in the Philadelphia, PA area, filed with the Commission on February 25, 1998;
         (10) Current Report on Form 8-K regarding restatement of earnings per share data in compliance with FASB 128 and SAB 98, filed with the Commission on February 27, 1998;
         (11) Current Report on Form 8-K regarding the Company's acquisition of four postsecondary schools in the state of New Hampshire, filed with the Commission on March 27, 1998;
         (12) Current Report on Form 8-K/A providing the financial statements and pro forma financial information concerning the Company's acquisition of two postsecondary schools in the Philadelphia, PA area, filed with the Commission on April 30, 1998;
         (13) Registration Statement on Form S-1 (Registration No. 333-33025) filed by the Company, effective September 24, 1997, for the description of the Company's securities contained therein, including any amendments or reports filed for the purpose of updating such description;
         (14)     Registration statement on Form S-3 (Registration No:
                  333-47775) filed by the Company, effective April 3, 1998, for the description of the Company's securities contained therein, including any amendments or reports filed for the purpose of updating such description;
         (15) Registration Statement on Form S-1 (Registration No.50221) filed by the Company on April 16, 1998, not yet declared effective, for the description of the Company's securities contained therein, including any amendments or reports filed for the purpose of updating such description, and
         (16) Registration Statement on Form 8-A filed by the Company on August 18, 1997.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Shareholder Relations, Educational Medical, Inc., 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076, telephone: 770-475-9930.

                           FORWARD-LOOKING INFORMATION

         This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include general economic and business conditions, the Company's ability to identify, acquire and integrate additional schools, its ability to open additional schools, its continued compliance with Title IV funding requirements and other matters discussed in "Risk Factors."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated into it by reference (see "Incorporation of Certain Information by Reference"). Prospective investors should consider carefully the information set forth under the heading "Risk Factors." Unless otherwise indicated, the information contained in this Prospectus excludes the two schools in Pennsylvania which the Company acquired on February 14, 1998 (the "CHI Institute Acquisition") and the four schools in New Hampshire which the Company acquired on March 13, 1998 (the "Hesser Acquisition"). Collectively, the CHI Institute Acquisition and the Hesser Acquisition are called the "Fiscal 1998 Acquisitions."

                                   THE COMPANY

         As of December 31, 1997, the Company provided diversified career oriented postsecondary education to approximately 6,000 students in 18 schools located in nine states. Those schools offer associate degree and/or diploma programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment in the fields of healthcare (offered in 16 schools), business (offered in seven schools), fashion and design (offered in three schools), and image technology (offered in one school). The Company's curricula include programs leading to employment in nine of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as projected by the U.S. Department of Labor. At December 31, 1997, approximately 64% of the Company's students were enrolled in programs in the healthcare field. As of the same date, approximately 40% of the Company's students were enrolled in associate degree programs and the remainder were enrolled in diploma programs. Due to the diversity of the programs offered by the Company's schools, graduates of the Company's programs are employed by a wide variety of employers, including hospitals, physicians, insurance companies, retailers, corporate graphics departments, photographic studios and other businesses.

         At March 31, 1998, the Company had over 9,000 students in 24 schools located in 10 states after giving effect to the Fiscal 1998 Acquisitions. The two schools acquired in the CHI Institute Acquisition (the "CHI Institute Schools") offer associate degree and diploma programs. The four schools acquired in the Hesser Acquisition (the "Hesser Schools") offer primarily bachelor degree and associate degree programs. The acquired schools offer programs in healthcare and business as well as other fields, such as early childhood education, criminal justice and information technology.

         In 1996, there were 6.4 million adults participating in postsecondary education programs, 44% of whom were over the age of 24. The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized trends, including (i) a projected 24% growth in the number of new high school graduates from approximately 2.5 million in 1994 to approximately 3.1 million in 2004, (ii) the increasing enrollment of high school graduates attending postsecondary educational institutions (65% in 1996 versus 53% in 1983) as they seek to enhance their skills or retrain for new technologies, and (iii) the increasing recognition of the income premium attributable to higher education degrees, with individuals holding associate degrees earning on average approximately 30% more income during their lifetimes than individuals holding only high school diplomas.

         According to the United States Department of Education ("Department of Education"), there were 1,995 accredited, proprietary postsecondary institutions participating in Title IV programs ("Title IV Programs") administered by the Department of Education of the Higher Education Act of 1965, as amended ("HEA") as of March 16, 1998. The ownership of these institutions is highly fragmented. Although the industry appears to be moving into a consolidation phase, management believes that no organization either holds a significant national market share or owns or operates more than 75 schools.

                                COMPANY STRATEGY

         The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) promoting internal growth at the Company's new and existing schools, (ii) acquiring additional schools, (iii) opening new schools as new locations or branches of existing schools, and (iv) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

Internal Growth Strategy

         The Company intends to increase student enrollment at its schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools. The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs including a centrally developed information technology diploma and degree program, (ii) replicating existing programs at selected schools where such programs were not previously offered, and (iii) introducing associate degree programs at all of its schools currently offering only diploma programs.

Acquisition Strategy

         The Company intends to continue to make selective acquisitions of additional schools and integrate them into its existing system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize cash on hand, its bank credit facility, and seller financing in connection with such acquisitions. In general, the Company's principal acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and demographic profiles in the area which indicate a potential for growth. The Company concentrates its acquisition efforts on schools which satisfy its general acquisition criteria and which offer curricula in the fields of study currently offered at the Company's schools and selected other fields of study.

Additional Location Strategy

         The Company intends to capitalize on its schools' existing infrastructure and curricula by opening additional locations by branching from existing schools in areas that exhibit strong enrollment potential and job placement opportunities. The Company's principal criteria for determining whether to open new schools are the demographic profile of the location and the economic and management cost of opening the new location.

Operating Strategy

         The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company intends to continue its strategy of operating with a decentralized management structure in which local schools' management is empowered to make most of the day-to-day operating decisions at each school and is primarily responsible for the profitability and growth of that school. The Company believes the combination of certain centralized services and decentralized management significantly increases its operating efficiency.

                            FISCAL 1998 ACQUISITIONS

         During fiscal 1998, the Company acquired a total of six schools operating in Pennsylvania and New Hampshire. The Company has not included pro forma consolidated financial information with respect to the operations of the four schools acquired in New Hampshire. Based on the information provided to it in the course of negotiations and related due diligence, analysis of historical financial information, and its assessment of the schools' financial prospects, the Company believes the operations of the schools will be accretive on an earnings per share basis in fiscal 1999.

The CHI Institute Acquisition

         On February 14, 1998, the Company acquired the CHI Institute Schools, which are located in the Philadelphia, Pennsylvania area, by purchasing all of the stock of Computer Hardware Service Company, Inc. The purchase price of the CHI Institute Acquisition was $11,750,000, consisting of $1,500,000 in cash, promissory notes aggregating $8,750,000 and 151,900 shares of the Company's Common Stock. The Company intends to account for the CHI Institute Acquisition as a purchase. Therefore, the results of its operations will be included in the Company's consolidated results of operations effective February 1, 1998.

         The CHI Institute Schools are located in Broomall and Southampton, Pennsylvania. As of the date of the CHI Institute Acquisition, approximately 995 students attended the CHI Institute Schools, which offer associate degree and diploma programs in business, healthcare and information technology. For the years ended September 30, 1996 and 1997, the CHI Institute Schools had net revenues of $6,700,000 and $7,400,000, respectively.

The Hesser Acquisition

         On March 13, 1998, the Company acquired the Hesser Schools, which are located in New Hampshire, by purchasing all of the stock of Hesser, Inc. and the property in Manchester, New Hampshire at which its main campus is located. The purchase price of the Hesser Acquisition was $15,000,000 consisting of $2,000,000 in cash, promissory notes aggregating $11,000,000 and 202,532 shares of the Company's Common Stock. The Company intends to account for the Hesser Acquisition as a purchase. Therefore, the results of its operations will be included in the Company's consolidated results of operations effective March 1, 1998.

         The Hesser Schools are located in Manchester, Nashua, Portsmouth and Salem, New Hampshire. As of the date of the Hesser Acquisition, approximately 2,249 students attended the Hesser Schools, which primarily offer bachelor degree and associate degree programs in business, healthcare, information technology, criminal justice, early childhood education, and other careers. For the years ended December 31, 1996 and 1997, the Hesser Schools had net revenues of $15,300,000 and $16,200,000, respectively.

                                 COMPANY HISTORY

         The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, business, fashion and design, and image technology. In fiscal 1997, the Company acquired two schools (the "Nebraska Schools") in Nebraska (the "Nebraska Acquisition"), three schools in Texas (the "Texas Acquisition") and one school in Maryland (the "Maryland Acquisition") (collectively, the Nebraska Acquisition, the Maryland Acquisition and the Texas Acquisition are called the "Fiscal 1997 Acquisitions"). The Fiscal 1997 Acquisitions included schools offering programs in the fields of healthcare and business. The Nebraska Acquisition was accounted for as pooling of interests. As a result of its fiscal 1993, 1994 and 1997 acquisitions (3,094 students were attending such schools at the date of their respective acquisitions) and increasing enrollment at its existing and newly acquired schools, the number of students attending the Company's schools rose 3,153 from 2,840 at March 31, 1993 to 5,993 at March 31, 1997. At December 31,
1997, which is traditionally a seasonally lower student enrollment period, there were 5,978 students attending the Company's schools compared to 5,658 students at December 31, 1996. The Company's net revenues increased 97% from $25,100,000 for the year ended March 31, 1993 to $49,400,000 for the year ended March 31, 1997. For the nine months ended December 31, 1997, the Company's net revenues were $41,500,000, compared to $35,800,000 for the nine months ended December 31, 1996.

         The Company is a Delaware corporation incorporated in 1988. The Company operates the majority of its business through 14 subsidiaries. The Company's principal executive offices are located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076. Its telephone number is 770-475-9930.


                                  RISK FACTORS

         The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus and presented elsewhere by management from time-to-time.

DEPENDENCE ON TITLE IV FUNDING; REGULATORY COMPLIANCE AS A CONDITION FOR CONTINUED ELIGIBILITY FOR TITLE IV FUNDING

         The Company derives a substantial majority of its revenues from federal financial aid received by the students at its schools under Title IV programs administered by the United States Department of Education under the HEA. Each of the Company's schools participates in Title IV Programs either as an individual institution or as an additional location of another school which is the main campus of the institution. In order to participate in Title IV Programs, an institution must obtain certification by the Department of Education as an "eligible institution." To obtain such certification, the institution must satisfy certain eligibility, program, and general requirements imposed by the HEA and by regulations (the "Regulations") promulgated and enforced by the Department of Education. An institution also must be authorized to offer its programs by the relevant state agency where it is located and it must be accredited by a nationally recognized accrediting agency to obtain and maintain such certification. Each of the Company's institutions and locations is licensed and approved in the state where it operates and is accredited by at least one nationally or regionally recognized accrediting agency.

         The provisions of the HEA and the Regulations govern many aspects of the operation of the Company and its schools, including, but not limited to (i) the maximum acceptable rate of default by a school's students with respect to federally guaranteed or funded student loans, (ii) the maximum acceptable proportion of school revenues derived from Title IV Programs, (iii) the school's satisfaction of certain financial responsibility standards, (iv) the school's satisfaction of certain administrative capability standards, (v) the ability of a school to add locations and educational programs, and (vi) the ability of the Company to engage in transactions involving a change in ownership resulting in a change of control of the schools or the Company. Generally, each institution is considered separately for purposes of determining compliance with the regulatory requirements, although certain financial reporting is done on a consolidated basis.

         During fiscal 1997, approximately 76% of the Company's cash receipts were derived from Title IV Programs. Cash receipts represented approximately 98% of the Company's net revenues in fiscal 1997. The failure of any of the Company's institutions to comply with the requirements of the HEA or the Regulations, or the requirements of applicable state law or accrediting agencies, could result in the restriction or loss by such school of its ability to participate in Title IV Programs, which could have a material adverse effect on the financial condition and operations of the Company. The HEA and the Regulations require, as a condition of Title IV eligibility, that no more than 85 percent of an institution's revenues be derived from the Title IV Programs.

         Financial Responsibility Requirements. The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual institutional basis. However, there can be no assurance that the Department of Education will not attempt to apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's institutions fails to satisfy the Financial Responsibility Standards, it may require that such institutions post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete award year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual institutions in the most recent federal award year ranged from $408,000 to $4,000,000, and one-half of the total Title IV funds received by all the Company's institutions in the most recent award year was $20,022,000.

         Among the principal Financial Responsibility Standards which a school must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year (the "Acid Test Ratio"), (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10 percent of tangible net worth at the beginning of the two year period (the "Net Operating Results Test"). Except for the Company's school located in Roanoke, Virginia (the "Roanoke School") which did not meet the Net Operating Results Test for fiscal 1997 on an individual basis, the Company, on a consolidated basis, and each of the Company's other institutions on an individual basis, were in compliance with all of the Financial Responsibility Standards for fiscal 1997.

         The Roanoke School accounted for 2.4% of the Company's net revenue in fiscal 1997. Its failure to comply with the Net Operating Results Test may result in the Department of Education requiring the posting of a Financial Responsibility Bond, although no such bond was required as a result of non-compliance in fiscal 1996, or otherwise requesting a Demonstration of Financial Responsibility. Based on fiscal 1997 Title IV funding for the Roanoke School, the maximum amount of such bond would be $518,000, which would be funded from the Company's bank facility.

         Although the Company had a positive tangible net worth of $16,700,000 as of March 31, 1997, primarily because of the receipt of the net proceeds of its initial public offering of its Common Stock (the "IPO"), the Company had a negative tangible net worth on a consolidated basis for each of the Company's three fiscal years ending March 31, 1996, 1995 and 1994, primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions. None of the Company's schools had a negative tangible net worth on an individual school basis as of March 31, 1997. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years ended March 31, 1997, 1996 and 1995, along with unaudited consolidating statements. There also can be no assurance that the Company's acquisition program will not again result in the Company having a negative tangible net worth and no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond in such circumstances or otherwise make a request for a Demonstration of Financial Responsibility based on its consolidated negative tangible net worth. If such a request were to be made, there is no assurance that the Company (i) would be successful in persuading the Department of Education or a court that such a request is contrary to law, (ii) could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or (iii) that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.

         In November 1997, the Department of Education published new regulations regarding financial responsibility which are effective on July 1, 1998. The new regulations will apply to the Company's fiscal years commencing April 1, 1999 and thereafter. The regulations provide a transition year alternative which will permit the Company to have its institutions' financial responsibility for the fiscal year ended March 31, 1999 measured on the basis of either the new regulations or the current regulations, whichever are more favorable. The new standards replace the Acid Test Ratio, the Tangible Net Worth Standard and the Net Operating Results Test with three different ratios: an Equity Ratio, a Primary Reserve Ratio and a Net Income Ratio. The Equity Ratio measures the institution's capital resources, ability to borrow and financial viability. The Primary Reserve Ratio measures the institution's ability to support current operations from expendable resources. The Net Income Ratio measures the ability to operate at a profit. The results of each ratio are assigned a strength factor on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and 3.0 reflecting financial strength. An institution's strength factors are then weighted based on an assigned weighting percentage for each ratio. The weighted scores for the three ratios are then added together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible by the Department of Education without the need for further financial monitoring. If the institution's composite score is less than 1.5, but equal to or greater than 1.0, the institution may continue in the Title IV Program for a maximum period of three (3) years, subject to more rigorous financial aid disbursement and financial monitoring requirements of the Department of Education. The Company has calculated that the application of these new standards to the Company's financial statements for the year ended March 31, 1997 results in a composite score of 3.0 on a consolidated basis, with each individual institution in the consolidating statements having a composite score greater than 1.5.

         Student Loan Defaults. The HEA provides that an institution may lose its eligibility to participate in substantially all Title IV Programs if student defaults on the repayment of federally guaranteed student loans or direct loans are 25% or greater for the three most recent federal fiscal years for which data is available ("Cohort Default Rates"). Cohort Default Rates are calculated by the Department of Education for each institution for each federal fiscal year by determining the rate at which the institution's students entering repayment in that federal fiscal year default on repayment of their loan by the end of the following federal fiscal year. Cohort default rates are subject to revision by the Department of Education if new data becomes available and are subject to appeal by schools contesting the accuracy of the data or the adequacy of the servicing of the loans by the loan servicer. An institution that is determined to have had Cohort Default Rates of 25% or greater for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in substantially all Title IV Student Loan Programs, subject to a limited appeal of the determination, which appeal only can be based on the Department of Education's having relied on erroneous data in calculating the Cohort Default Rate, the inadequacy of the servicing of the loans by the lender or loan servicer, or the existence of certain exceptional mitigating circumstances. The loss of eligibility lasts for the duration of the federal fiscal year in which the determination of ineligibility is made, plus the two succeeding federal fiscal years. However, an institution remains eligible for Title IV funding while an appeal of such determination is pending. The loss of Title IV Programs eligibility at one or more of the Company's schools could have a material adverse effect on the Company's operations.

         None of the Company's schools had a Cohort Default Rate of 25% or more for each of the three consecutive federal fiscal years ending September 30, 1993, 1994 or 1995, which are the most recent fiscal years for which data are available. Accordingly, the Company believes that none of the schools is currently vulnerable to termination from Title

IV eligibility based on three consecutive years of excess default rates. Only the Company's schools located in Omaha, Nebraska and Roanoke, Virginia had a Cohort Default Rate of 25% or greater for federal fiscal 1995. The Omaha, Nebraska school and the Roanoke, Virginia school had a Cohort Default Rate of 17.3% and 23.5%, respectively in federal fiscal 1994, and therefore, are not vulnerable to termination of Title IV Student Loan Program eligibility unless their rates for each of the next two federal fiscal years are 25% or greater. The Company has appealed the Roanoke, Virginia default rate and received a preliminary notice from the Department of Education that the rate will be adjusted to below 25%. The Company's other schools must have Cohort Default Rates of 25% or greater for consecutive three year periods beginning with federal fiscal 1996 and thereafter in order to become vulnerable to termination of Title IV Program eligibility.

         An institution whose Cohort Default Rate exceeds 40% for any single federal fiscal year may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. If the Department of Education elects to take such action due to a single-year Cohort Default Rate in excess of the regulatory level, it must afford the institution a hearing before an independent Department of Education hearing officer and an opportunity to appeal any decision to the Secretary of Education before the limitation, suspension, or termination may take effect. Except for its school located in Albany, Georgia, which was closed in fiscal 1995, none of the Company's schools has, or has had, a Cohort Default Rate in excess of 40%.

         Regulatory Compliance. The HEA and the Regulations impose numerous general and program specific requirements with which institutions participating in the Title IV Programs must comply, including but not limited to requirements in the areas of institutional eligibility to participate in Title IV; student eligibility to receive Title IV; administrative capability; financial responsibility; and the packaging, disbursement, and management of Title IV funds. The Department of Education monitors institutional compliance with the Regulations through annual financial statements and audits of institutional compliance with Title IV requirements, both of which must be prepared by an independent auditor and timely submitted to the Department of Education. The Department of Education also periodically monitors compliance through on-site program reviews and through on-site audits conducted by the Office of Inspector General, U.S. Department of Education.

         An institution's failure to comply with any of the Title IV requirements in the HEA and the Regulations could result in adverse action by the Department of Education against the institution, including the limitation, suspension or termination of an institution's Title IV eligibility; the imposition of fines; and/or the imposition of liabilities by the Department of Education upon the institution. The HEA and the Regulations provide the institution with the right to appeal any such action to an administrative hearing official and to the Secretary of the Department of Education. The Department of Education could also transfer the institution from the advance system of payment to the reimbursement method of payment whereby institutions must demonstrate to the Department that each student to receive Title IV funds meets all applicable Title IV requirements and that the amount to be received is correctly calculated as a precondition to the Department paying an institution for the disbursement of Title IV funds to its students.

CHANGE IN OWNERSHIP RESULTING IN CHANGE OF CONTROL

         Upon a change in ownership resulting in a change of control of the Company, as defined in the HEA and the Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools.

         The Department of Education's regulations provide that for a publicly traded company, a change in ownership resulting in a change of control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change of control. The Company will not be required to file such a report in connection with the sales provided for in this Offering.

         Most states and accrediting agencies require notification and approval of a change in ownership resulting in a change of control, but they do not provide a uniform definition of change of control. The Company does not believe that this Offering will constitute a change in ownership resulting in a change of control for purposes of such state and accrediting agencies. Although the Offering may require notice and approval by some state agencies, the Company does not expect interruption of Title IV funding to result from the necessity of any such approvals.

         If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely affected. The possible loss of Title IV eligibility resulting from a change of control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company.

PARTICIPATION IN FEDERAL DIRECT LENDING PROGRAM; RISK OF LEGISLATIVE ACTION

         Prior to fiscal 1995, the Company derived all of its Title IV loan funding from the Federal Family Educational Loan ("FFEL") loan program. Since fiscal 1995, the Company's schools elected to administer their Title IV loan funding pursuant to the Federal Direct Student Loan Program ("FDSLP") and were approved for such participation by the Department of Education. The Company expects to derive all of its Title IV loan funding pursuant to the FDSLP program in fiscal 1998. Funding for the FDSLP, as well as for the FFEL program, must be appropriated by Congress annually. FDSLP and FFEL loans represent a substantial majority of the Company's revenues. There can be no assurance that funding will continue at current levels, or that the FDSLP program itself will be continued. If the FDSLP program were discontinued, or funding reduced so as to reduce the amount of direct lending funds available to the Company's schools, the Company would have to rely on loans provided pursuant to FFEL. Loans pursuant to FFEL are administered through outside lenders, such as banking institutions and are federally guaranteed. Although the Company believes that it would have no difficulty finding lenders for federally guaranteed student loans to its students under FFEL, there can be no assurance that such loans would be available in amounts sufficient to provide for the Company's schools to operate at current and anticipated levels, or at all.

         Furthermore, there can be no assurance that federal funding for the FFEL Program will be continued at current levels, or at all. Because the Company derives a substantial majority of its cash receipts from Title IV funding, discontinuance or significant reductions in the FDSLP and, if the FDSLP program is discontinued or reduced, the FFEL program, would have a material adverse effect on the Company's operations.

RELIANCE ON ACQUISITIONS

         The Company has acquired all of its schools. Several of the schools acquired by the Company have experienced losses following their acquisition either in connection with their integration into the Company's operations or because of their failure to perform as anticipated by the Company. The Company expects that a significant part of its future growth will be based on its ability to identify, acquire and profitably operate and integrate additional schools. While the Company is continually searching for acquisition opportunities, there can be no assurance that the Company will be successful in identifying, acquiring, integrating and operating additional schools. When the Company acquires an existing school and accounts for the acquisition as a "purchase" rather than a "pooling of interests," a significant portion of the purchase price for such school is often allocated to goodwill and intangibles because most of these acquisitions do not involve the purchase of significant amounts of tangible property. Such goodwill and intangibles are generally amortized over periods ranging from 15 to 40 years, which reduces the Company's reported earnings. If any potential acquisition opportunities are identified, there can be no assurance that the Company will be able to consummate the acquisition on terms favorable to the Company and successfully integrate any such acquisition into its existing operations and there can be no assurance as to the timing or effect on the business of the Company of any such acquisitions.

         The Company's acquisition of a school constitutes a change in ownership resulting in a change of control with respect to such school for purposes of Title IV eligibility. Pursuant to the Regulations, a school that is acquired loses its eligibility to participate in Title IV Programs and must apply to the Department of Education for recertification of eligibility under the new ownership. The school's eligibility to participate in the Title IV Programs is temporarily suspended while the Department of Education considers the application for recertification. The Company's experience has been that the approval process, including obtaining prerequisite approvals from state regulatory and appropriate accrediting agencies, typically takes from four to six months. Since this is less than the minimum enrollment period for each of the Company's schools, there generally should be no significant interruption of Title IV funding caused by the need to apply for a recertification of eligibility as a result of an acquisition. There can be no assurance, however, that recertification applications will be acted upon on a timely basis by the Department of Education so as to avoid any significant interruption of Title IV funding to students at the acquired school. Prior to recertification by the Department of Education, the Company must also obtain approval of the change of control from applicable states and accrediting agencies. In the past, this process has taken from four to seven months for the Company to complete. The Company has been timely recertified for eligibility by the Department of Education with respect to each of its acquisitions. Although the Company has had no difficulty in obtaining such recertification and approval in the past, there can be no assurance that such state, accrediting agency and Department of Education approvals may not be subject to unexpected delays or difficulties which may materially and adversely affect the Company's operations.

         In acquiring a school, the Company must assume any liabilities of the institution to the Department of Education resulting from of the institution's failure to comply with the HEA or the Regulations prior to the date of acquisition. The Company attempts to minimize the impact of any such liabilities by including representations as to regulatory compliance and indemnification provisions in the relevant acquisition agreements. No material amount of unindemnified Title IV regulatory liabilities have been asserted against the Company with respect to any of its prior acquisitions, however, no assurance can be given that any assertions will not be made in the future. In addition, if available offsets are insufficient, there can be no assurance that the parties responsible for indemnification of the Company from such liabilities will have the financial resources necessary to indemnify the Company for all or any portion of such possible liabilities.

ABILITY TO OPEN ADDITIONAL SCHOOLS

         The Company's growth strategy assumes that it can open and profitably operate new schools as additional locations or branches of existing institutions. Upon opening an additional location, the Company must notify the Department of Education and obtain its approval of the additional location before its students may participate in the Title IV Programs, and must obtain approvals from the relevant state authorities and accrediting agencies. Some states limit the distance between the main campus and branch or additional locations of existing institutions or otherwise restrict branching. Some accrediting agencies limit the number of new branches or additional locations that an institution may open in a specified period of time. There can be no assurance that these restrictions will not impede the Company's ability to implement its strategy. Furthermore, no assurance can be given that the Company will be able to identify successfully sites for such schools which meet demographic requirements.

LACK OF PRO FORMA FINANCIAL STATEMENTS FOR FISCAL 1998 ACQUISITIONS

         The Company has not included pro forma consolidated financial information with respect to the operations of the Hesser Acquisition. Based on the information provided to it in the course of negotiations and related due diligence, including historical financial information, and its assessment of the schools' financial prospects after giving effect to the acquisitions, the Company believes the operations of the schools will be accretive on an earnings per share basis in fiscal 1999. However, no assurance can be given that the operations of all or any of the schools included in the Fiscal 1998 Acquisitions will meet the Company's expectations.

VARIABILITY IN QUARTERLY OPERATING RESULTS

         The Company's quarterly revenues have varied in the past and may vary significantly in the future as a result of a number of factors, including fluctuations in the number of new students enrolling in the Company's programs. Traditionally, new enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods traditionally associated with the beginning of school semesters.

COMPETITION

         The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and with proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends upon the availability and performance of its senior management, particularly Gary D. Kerber, the Company's Chairman and President. Mr. Kerber has entered into an employment contract with the

Company, however, it may be terminated by him at any time. Although the Company maintains key man life insurance on Mr. Kerber in the amount of $1,000,000, the loss of Mr. Kerber's services could have a material adverse affect on the Company.

ABSENCE OF DIVIDENDS

         The Company has not paid any dividends to date. The Company does not currently intend to declare or pay dividends on its Common Stock in the foreseeable future, but plans to retain any earnings for use in its business operations. In addition, the Bank Credit Facility contains restrictions which prohibit the Company from paying dividends while such credit line is in effect.

SHARES ELIGIBLE FOR FUTURE SALE

         As of March 31, 1998, the Company had outstanding 7,729,529 shares of Common Stock. The Company has reserved an additional (i) 932,002 shares of Common Stock for issuance pursuant to the Stock Option Plan, (ii) 200,000 shares of Common Stock for issuance pursuant to the Directors' Plan, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the Stock Option Plan or the Director's Plan will be freely transferable upon issuance without registration under the Securities Act, pursuant to registration statements previously filed and declared effective, subject to volume limitations contained in Rule 144 under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of the outstanding shares, 3,958,164 are freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 3,771,365 shares of Common Stock (the "Restricted Shares") were acquired in a transaction exempt from registration under the Securities Act and, accordingly, are "restricted securities" as that term is defined in Rule 144 and may be sold thereafter in compliance with Rule 144. Restricted Shares may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from such registration, such as is contained in Rule 144. Of the shares being offered pursuant to this Offering, 202,532 are Restricted Shares. On April 15, 1998, the Company filed a registration statement (the "Additional Offering") with respect to 1,873,999 Restricted Shares to be sold by certain shareholders and 626,001 shares to be sold by the Company and, if and when such registration statement is declared effective by the Commission, such restricted shares will be freely tradable. The Company has agreed not to issue, and certain current shareholders of the Company holding 2,338,038 shares of Common Stock have agreed not to sell, any shares of Common Stock or other equity securities of the Company for 90 days after the date of the Additional Offering without the prior written consent of Smith Barney Inc., the Underwriter in the Additional Offering. No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

ANTI-TAKEOVER PROVISIONS AND TITLE IV CHANGE OF CONTROL REGULATIONS

         Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "Blank Check" preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transactions might be viewed favorably by minority stockholders. Provisions in the applicable Regulations pursuant to which the Company would lose its Title IV eligibility in the event of a change in ownership resulting in a change of control could have a similar discouraging effect.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares.

                                 DIVIDEND POLICY

         The Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and applicable corporation law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant. No dividends have been declared or paid on the Common Stock since the Company's inception.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the Selling Stockholders and the beneficial ownership of Common Stock by each of them before and after the Offering being made hereby. At May 1, 1998, the Company had 7,739,862 shares of Common Stock outstanding.


                                                             SHARES OWNED        SHARES TO BE    SHARES OWNED
NAME AND ADDRESS OF                                          PRIOR TO THE        SOLD IN THE       AFTER THE
BENEFICIAL OWNER                                              OFFERING(1)         OFFERING        OFFERING(2)
-----------------------------------------------------     ------------------    -------------  -----------------
                                                           Number    Percent                   Number    Percent
                                                          -------    -------                   ------    -------

The Linwood W. Galeucia Revocable Trust of 1997(3)        101,266       1.3%       101,266       0         0.00
c/o Linwood W. Galeucia, Trustee
Hesser College
3 Sundial Avenue
Manchester, New Hampshire 03103

Richard D. Galeucia(4)                                    101,266       1.3%       101,266       0         0.00
c/o Hesser College
3 Sundial Avenue
Manchester, New Hampshire 03103
                                                          -------       ---        -------       -         ----

Total of Selling Stockholders                             202,532       2.6%       202,532       0         0.00

(1) The Shares stated in the table were issued to the Selling Stockholders in connection with the New Hampshire Acquisition in which the Company acquired four schools located in New Hampshire on March 13, 1998. The Shares are being offered pursuant to certain registration rights granted in that transaction. None of the Selling Stockholders had any material relationship with the Company or any of its affiliates prior to the transaction.

(2)      Assumes all Shares offered hereby are sold.

(3) Subsequent to the Hesser Acquisition, Mr. Linwood W. Galeucia became employed by the Company as President of its Hesser Division, which is comprised of the four schools acquired in the Hesser Acquisition.

(4) Subsequent to the Hesser Acquisition, Mr. Richard D. Galeucia became employed by the Company as the Treasurer of its Hesser Division.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue (i) 15,000,000 shares of Common Stock, $0.01 par value, of which 7,739,862 are issued and outstanding as of the date of this Prospectus and (ii) 5,000,000 shares of "blank check" Preferred Stock, $0.01 par value, of which none are issued and outstanding as of the date of this Prospectus.

                              PLAN OF DISTRIBUTION

         The distribution of the Shares may be effected from time to time in one or more transactions (which may include block transactions) on the Nasdaq National Market or on any national or regional securities exchange in which the Common Stock is listed or traded, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker dealers, and such broker dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Such brokers or dealers may be deemed to be "underwriters" within the meaning of the

Securities Act in connection with such sales and any commissions received by them may be deemed to be underwriting compensation.

         The Selling Stockholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will pay all expenses incident to the offering and sale of the Shares by the Selling Stockholders including but not limited to, fees and expenses of compliance with state securities or "blue sky" laws. No underwriters are employed with respect to the sale of the Shares, nor will the Company pay any fees upon their sale.

         In accordance with applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of any of the Shares may not simultaneously engage in market activities with respect to any of the Common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders may be subject applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

         The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the Shares are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the Shares.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock being offering hereby has been passed upon by the firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., West Palm Beach, Florida 33401.

                                     EXPERTS

         The consolidated financial statements and schedule of Educational Medical, Inc. (the "Company") at March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, appearing in the Company's Annual Report (Form 10-K/A) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference elsewhere herein, which is based in part on the reports of Winther Stave & Co. LLP, independent auditors. The consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The combined financial statements of San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas - El Paso, Inc. as of December 31, 1996 and 1995 and for the years then ended appearing in the Company's Annual Report (Form 10-K/A) for the year ended March 31, 1997, have been audited by Tsakopulos Brown Schott & Anchors, independent auditors, as set forth in their report thereon and incorporated by reference elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The divisional financial statements of Hagerstown Business College (a division of O/E Learning, Inc.) as of October 31, 1995 and 1994 and for the years then ended appearing in the Company's Annual Report (Form 10-K/A) for the year ended March 31, 1997, have been audited by Plante & Moran, LLP, independent auditors, as set forth in their report thereon and incorporated by reference elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The divisional financial statements of CHI Institute (a division of Computer Hardware Service Company, Inc.) as of September 30, 1997 appearing in the Company's Current Report (Form 8-K/A) for the year ended on September 30, 1997, have been audited by Asher & Company, Ltd., independent auditors, as set forth in their report thereon and incorporated by reference elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 TRANSFER AGENT

         The Transfer Agent and Registrar for the Common Stock is First Union National Bank of North Carolina, N.A., Charlotte, North Carolina 28228-1179.

--------------------------------------------------------------------------------


No underwriter, dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offering made by this Prospectus and, if given or made, such information or representations may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.


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


                     Table of Contents

Incorporation of Certain Information
       by Reference ......................................2
Available Information.....................................2
Prospectus Summary........................................4
Risk Factors..............................................6
Use of Proceeds..........................................12
Dividend Policy..........................................12
Selling Stockholders.....................................13
Description of Capital Stock.............................13
Plan of Distribution.....................................13
Legal Matters............................................14
Experts..................................................14
Transfer Agent...........................................15

--------------------------------------------------------------------------------





                            EDUCATIONAL MEDICAL, INC.







                                 202,532 SHARES
                                 OF COMMON STOCK







                                   PROSPECTUS






                                  MAY   , 1998
                                     ---


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. The Selling Stockholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will pay all other expenses incident to the offering and sale of the Shares. All amounts, with the exception of the SEC Registration Fee and the Nasdaq National Market Fee, are estimated.


SEC Registration Fee ...................    $   659.61
Nasdaq National Market Fee .............    $ 4,050.64
Accountants' Fees and Expenses .........      5,000.00
Legal Fees and Expenses ................     10,000.00
Printing and Filing Expenses ...........      5,000.00
Miscellaneous ..........................      1,289.75
                                            ----------
TOTAL ..................................    $26,000.00
                                            ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

         Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.


ITEM 16. EXHIBITS.

4.1*     Form of Common Stock Certificate (incorporated by reference from
         Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form S-1
         (File No. 333-09777) filed with the Commission on October 22, 1996).
5.1**    Opinion of counsel to the Company concerning the legality of the securities being offered.
23.1**   Consent of Ernst & Young LLP
23.2**   Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
         (contained in Exhibit 5.1 hereto).
23.3**   Consent of Winther, Stave & Co., LLP
23.4**   Consent of Plante & Moran, LLP
23.5**   Consent of Tsakopulos Brown Schott & Anchors
23.6**   Consent of Asher & Company, Ltd.
24.1**   Power of Attorney (contained on signature page of the Registration
         Statement).
27.1**   Financial Data Schedule (for SEC use only).


*The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.

**Filed with this Registration Statement.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on May 12, 1998.

                                 Educational Medical, Inc. (registrant)


                                 By:  /s/ Gary D. Kerber
                                    --------------------------------------------
                                      Gary D. Kerber, Chairman of the Board,
                                      Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GARY D. KERBER his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on May 12, 1998 by the following persons in the capacities indicated.

By:  /s/ Gary D. Kerber
   ----------------------------------        Chairman of the Board, President
         Gary D. Kerber                      and Chief Executive Officer

By:  /s/ Vince Pisano
   ----------------------------------        Vice President Finance and Chief
         Vince Pisano                        Financial Officer

By:  /s/ Robert J. Cresci
   ----------------------------------        Director
         Robert J. Cresci

By:  /s/ Carl S. Hutman
   ----------------------------------        Director
         Carl S. Hutman

By:
   ----------------------------------        Director
         Richard E. Kroon

By:  /s/ W. Patrick Ortale, III
   ----------------------------------        Director
         W. Patrick Ortale, III